Russell R. Desjourdy
83 Fisher Street
Millville, MA 01504



May 27, 2009


Board of Directors
Nasus Consulting, Inc.
83 Fisher Street
Millville, MA 01504

Re:  Resignation

Gentlemen:

Please accept this as notice of my resignation as an Officer, in all capacities currently held, and Director of Nasus Consulting, Inc. effective May 27, 2009. I hereby voluntarily terminate my employment agreement with the Company, waiving all rights to any post-termination benefits and claims.

Sincerely,


/s/ Russell R. Desjourdy

RUSSELL R. DESJOURDY